UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2005

Hutchinson Technology Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-14709	41-0901840
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

40 West Highland Park Drive N.E., Hutchinson, Minnesota		55350
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(320) 587-3797

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On December 6, 2005, we issued a press release, which is furnished as Exhibit 99 hereto, announcing an increase to our income for the fiscal quarter and fiscal year ended September 25, 2005, which resulted from actual recoveries on scrap materials exceeding previously estimated amounts, reducing cost of sales in the fiscal 2005 fourth quarter. The information regarding actual recoveries became available after the company's November 1, 2005 earnings announcement.

The press release includes presentations of non-GAAP financial information, which have been increased due to the increase in fiscal 2005 income. The non-GAAP financial information concerns net income and net income per share for fiscal 2005 excluding a tax benefit resulting from a refund, with interest, of certain Minnesota corporate income taxes paid for the years 1995 through 1999 and the reversal of a related tax reserve, offset in part by an adjustment to the carrying value of net operating loss carryforwards. For each non-GAAP measure, the press release also provides the most directly comparable GAAP measure and a reconciliation of the non-GAAP measure to the GAAP measure. Management believes that the non-GAAP measures provide useful information to investors regarding our results of operations and financial condition because they eliminate unusual items impacting earnings and facilitate a more meaningful comparison and understanding of our operating performance for the current, past and future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99 Press Release dated December 6, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hutchinson Technology Incorporated

December 6, 2005	By:	John A. Ingleman

Name: John A. Ingleman
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99	Press Release dated December 6, 2005